Exhibit 99.1

Hennessy Advisors, Inc. Reports Third Quarter Results and Announces Quarterly Dividend

NOVATO, Calif., Aug. 6, 2020 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) reported results for its third fiscal quarter of 2020, which ended June 30, 2020, and announced a quarterly dividend of $0.1375 per share, representing an annualized dividend yield of 6.7%.* The dividend will be paid on September 10, 2020, to shareholders of record as of August 19, 2020.

"While uncertainty and volatility persist, I see strong underlying fundamentals that should allow the economy to survive the current challenges," said Neil Hennessy, Chairman and CEO. "The U.S. equity markets rebounded sharply during the most recent quarter, rallying from the March lows. However, a significant portion of the returns was driven by a handful of the largest technology companies, and many sectors of the economy continue to struggle due to the ongoing disruption to normal work, travel, and retail operations. Growth stocks have significantly outperformed value stocks, but I believe it is time to rotate into stocks with the potential for steady earnings and dividend growth," he added.

"I am inspired each day by the ingenuity of companies to create new business lines or respond to new demand arising from the pandemic. I believe active asset managers are best positioned to uncover these types of opportunities and that active management will play an increasingly important role in investors' portfolios going forward. We are well positioned to capitalize on this trend, and I remain confident in our ability to create shareholder value over the long term," said Mr. Hennessy.

"Despite heightened market volatility, which has negatively affected our financial results, we continue to diligently pursue strategic acquisitions and organic growth. During the past several months, our team has demonstrated its remarkable dedication to our company and shareholders as we navigate this difficult environment," said Teresa Nilsen, President and Chief Operating Officer. "While total assets under management was down 30% year over year, total assets increased $0.2 billion, or 5%, versus last quarter ended March 31, 2020, which I believe illustrates some resiliency in our asset base," she added.

Summary Highlights (compared to the prior comparable quarter ended June 30, 2019):

  Fully diluted earnings per share decreased 29% to $0.24.
  Total revenue decreased 34% to $6.9 million.
  Total assets under management decreased 30% to $3.5 billion.
  Average assets under management, upon which revenue is earned, decreased 32% to $3.4 billion.

Financial Highlights

	Three Months Ended June 30,		Change
	2020	2019	Dollar	Percent
Total revenue	$ 6,895,494	$ 10,442,572	$ (3,547,078)	-34.0%
Net income	1,775,235	2,656,330	(881,095)	-33.2%
Earnings per share (diluted)	0.24	0.34	(0.10)	-29.4%
Weighted average shares outstanding (diluted)	7,279,294	7,725,079	(445,785)	-5.8%
Average assets under management	3,448,808,949	5,090,021,826	(1,641,212,877)	-32.2%

	June 30, 2020	June 30, 2019
Cash and cash equivalents	$ 8,708,094	$ 23,747,686	$ (15,039,592)	-63.3%
Gross loan balance	-	18,593,750	(18,593,750)	-100.0%
Total assets under management	3,491,767,647	5,013,074,613	(1,521,306,966)	-30.3%

* Based on the closing stock price of $8.15 on August 5, 2020, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy–and–hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements
This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations and projections about future events based on currently available information. Forward–looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward-looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward–looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Tania Kelley, Hennessy Advisors, Inc. tania@hennessyadvisors.com; 800-966-4354 or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061